UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): November 3, 2005

FOUNDRY NETWORKS, INC.
(Exact name of registrant as specified in its charter)
000-26689
(Commission File Number)

Delaware	77-0431154
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)
2100 Gold Street
P.O. Box 649100
San Jose, CA 95164-9100
(Address of principal executive offices, with zip code)
(408) 586-1700
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
SIGNATURES

Item 1.01. Entry into a Material Definitive Agreement.
          On November 3, 2005, the Board of Directors of Foundry Networks, Inc. (the “Company”) approved the accelerated vesting of all unvested options that have an exercise price of $20.00 or greater and are held by current employees and officers. This accelerated vesting will affect options with respect to approximately 2.2 million shares of the Company’s common stock. This acceleration is effective for stock options outstanding as of the close of business on November 3, 2005.
          The primary purpose of the accelerated vesting is to eliminate future stock-based employee compensation expense the Company would otherwise recognize in its consolidated statement of operations with respect to these accelerated options once FASB Statement No. 123R (Share-Based Payment) becomes effective. Because these options have exercise prices substantially in excess of the Company’s current stock price which was $12.44 as of the close of market on November 3, 2005, as reported by the Nasdaq National Market, the Company believes that these options have limited economic value and may not be offering sufficient incentive to the employees when compared to the potential future compensation expense that would have been attributable to the options. The Company notes that only a small fraction of the options that will receive accelerated vesting are held by the Company’s officers. The estimated maximum future expense that is eliminated is approximately $16.4 million. In addition to the accounting consequences, the Company believes that the accelerated vesting may have a positive effect on employee morale and retention.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOUNDRY NETWORKS, INC.
Date: November 9, 2005	By:	/s/ Timothy D. Heffner
Timothy D. Heffner
Vice President, Finance and Administration, Chief Financial Officer (Principal Financial and Accounting Officer)